Exhibit 5.1

[Letterhead of Goodwin Procter LLP]

January 26, 2015

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, Massachusetts 02142

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for Alnylam Pharmaceuticals, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-185658) (as amended or supplemented, the “Registration Statement”) filed by the Company on December 21, 2012 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement (the “Prospectus Supplement”) filed on January 21, 2015, by the Company with the Commission pursuant to Rule 424(b) under the Securities Act. The Registration Statement became effective under the Securities Act upon filing on December 21, 2012. The Prospectus Supplement relates to the offering by the Company of up to 5,447,368 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) covered by the Registration Statement. The Shares include an option to purchase additional shares granted to the underwriters of the offering to purchase 710,526 Shares. The Shares are being sold to the Underwriters named in, and pursuant to, an Underwriting Agreement between the Company and such Underwriters, dated January 20, 2015 (the “Underwriting Agreement”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Alnylam Pharmaceuticals, Inc.

January 26, 2015

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP